UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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1

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BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

November 2, 2012

To the Shareholders of Biglari Holdings Inc.:

You are cordially invited to attend a special meeting (the “Special Meeting”) of the shareholders of Biglari Holdings Inc. (the “Corporation”), to be held at [_______________], on November 2, 2012, at 2:00 p.m., Central Daylight Time, for the following purposes:

1.
To amend the Corporation’s Amended and Restated Articles of Incorporation in order to (a) increase the total number of shares of all classes of stock that the Corporation is authorized to issue from the current 12,500,000 shares to 60,000,000; (b) redesignate the Corporation’s existing common stock, stated value $0.50 per share, as Class A Common Stock and reduce the authorized number of shares of the redesignated Class A Common Stock from 2,500,000 to 2,000,000; and (c) authorize 48,000,000 shares of a new Class B Common Stock, each share of which would have economic rights equivalent to one-fifth (1/5th) of a share of Class A Common Stock, and would have one-one-hundredth (1/100th) of the vote of a share of Class A Common Stock.

2.	To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

The Board of Directors of the Corporation (the “Board”) has approved and declared desirable the proposal to APPROVE the amendment of the Corporation’s Amended and Restated Articles of Incorporation to create a dual classification of its common stock and has recommended that shareholders vote FOR this proposal.

The Board has fixed the close of business on October 5, 2012 as the record date for determining which shareholders have the right to vote at the Special Meeting or at any adjournment thereof.

You are requested to date, sign and return the enclosed proxy which is solicited by the Board.  A return envelope is provided which requires no postage if mailed in the United States.  If mailed elsewhere, foreign postage must be affixed.

By Order of the Board

/s/ Sardar Biglari

Sardar Biglari,
Chairman and Chief Executive Officer
San Antonio, Texas
[___________], 2012

If you plan to attend the Special Meeting:

If you are a shareholder of record and you plan to attend the Special Meeting, please keep the admission ticket that is attached to the enclosed proxy card because you must present this ticket to be admitted to the Special Meeting.  Each shareholder will be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders who do not present an admission ticket must present proof of ownership of shares.  Those shareholders holding shares in brokerage accounts will need to bring a copy of a brokerage statement, a legal proxy or a letter from the broker confirming ownership of Biglari Holdings Inc.’s shares.  Registration will begin at 1:00 p.m.  Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting.

BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

PROXY STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 2, 2012

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Biglari Holdings Inc. (hereinafter “we”, “our,” “Biglari Holdings,” “BH,” the “Company” or the “Corporation”) of proxies in the accompanying form for the Special Meeting of Shareholders to be held at [_______________], on November 2, 2012, at 2:00 p.m., Central Daylight Time, and at any adjournment or postponement thereof (the “Special Meeting”).  This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about [__________], 2012.

Solicitation of proxies may be made by mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers and other employees of the Corporation who will receive no additional compensation for this service.  In addition, the Corporation has engaged Morrow & Co., LLC (“Morrow”) to act as our proxy solicitation agent.  Morrow will be paid a fee of $7,000 and will be reimbursed for disbursements made on our behalf.  You may obtain information from Morrow as follows: 470 West Avenue—3rd Floor, Stamford, CT  06902; banks and brokerage firms, please call (203) 658-9400; shareholders please call (800) 607-0088.  The cost of preparing, printing and mailing this proxy statement and the accompanying form of proxy, and the cost of soliciting proxies related to the Special Meeting, will be borne by the Corporation.  The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of the common stock, stated value $0.50 per share (the “Common Stock”), of the Corporation.

The Board has fixed the close of business on October 5, 2012 as the record date for determining which shareholders have the right to vote at the Special Meeting (the “Record Date”).  As of the Record Date, the Corporation had outstanding and entitled to vote [_______] shares of Common Stock.  Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders of the Corporation.  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting is required to approve the proposal to amend the Corporation’s Amended and Restated Articles of Incorporation to create a dual classification of its common stock (the “Proposal”).

Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Proposal.  In addition, a broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Brokers that do not receive instructions from the beneficial owners of shares of Common Stock are not entitled to vote on the Proposal.  Abstentions will be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting, but will not count as votes cast. Therefore, abstentions have the same effect as a vote against the Proposal. Shares held in the name of a broker that does not receive instructions from the beneficial owner of the shares will not be considered present and entitled to vote on the Proposal and generally will have no effect on the outcome of the vote on the Proposal.

Shareholders that submit a proxy may revoke their proxy or change their vote at any time prior to the Special Meeting by: (1) sending a written revocation to the Secretary of the Corporation; (2) submitting a new proxy bearing a later date in accordance with the instructions on your proxy card or provided by your broker or bank; or (3) attending the Special Meeting and voting your shares in person.  Shareholders who send in proxies but attend the Special Meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

Under Indiana law, our shareholders are not entitled to appraisal rights or other similar rights in connection with any of the proposals to be voted upon at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON NOVEMBER 2, 2012.

The Proxy Statement for the Special Meeting of Shareholders to be held on November 2, 2012 is available at www.biglariholdings.com/specialmeeting.

PROPOSAL ONE:

PROPOSED AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Board has unanimously approved and recommends to the shareholders the adoption of an amendment to Article V of our Amended and Restated Articles of Incorporation (the “Amendment”).  The Amendment would (a) increase the total number of shares of all classes of stock that we are authorized to issue from the current 12,500,000 shares to 60,000,000, (b) redesignate the existing Common Stock as Class A Common Stock and reduce the authorized number of shares of the redesignated Class A Common Stock from 2,500,000 to 2,000,000, and (c) approve the issuance of 48,000,000 shares of a new Class B Common Stock, each share of which would have economic rights equivalent to one-fifth (1/5th) of a share of Class A Common Stock, and would have one-one-hundredth (1/100th) of the vote of a share of Class A Common Stock.  The Amendment is attached to this proxy statement as Exhibit A.  The summary of the Amendment contained in this proposal should be read in conjunction with and is qualified in its entirety by reference to the full text of the proposed Amendment set forth in Exhibit A.

For the purpose of creating an initial, timely supply of Class B shares, we currently intend to issue the Class B shares through a pro rata dividend on the Class A shares at a rate of ten (10) Class B shares for each Class A share outstanding.  Shareholders should note that the proposed issuance of Class B shares in the form of a stock dividend will not mean that a shareholder of the Company will be diluted, nor will his or her voting power be minimized. However, future issuances of Class B Common Stock in connection with a transaction will decrease the relative equity ownership and, to a lesser extent, voting power of our existing shareholders.

Background

Biglari Holdings was founded on the postulation that maximizing long-term value represents a significant competitive advantage in a market that we believe is driven by short-term incentives. Biglari Holdings is an unconventional public company because it is in the business of owning other businesses without regard to any particular industry along with the stipulation that all major capital allocation decisions are made by Sardar Biglari, Chairman and CEO. The Board of Directors credits Mr. Biglari as central and integral to the Company. Therefore, to maintain and foster an unconventional system, we require an ownership structure that enables a long-term perspective. To preserve the quality of the current shareholders, we are necessarily proposing to place them in a favorable economic and voting position by means of a dual class structure.   Because investing is ultimately about return, we have designed the dual class structure to position Biglari Holdings, in essence, to maximize long-term returns for all its shareholders.

The logic underlying the dual class structure indicates that we could gain increased flexibility in structuring acquisitions and financing transactions to augment our growth. As a holding company, we believe that the greater flexibility resulting from our proposal would transform into an advantage in our pursuit of other businesses. We may utilize the authorized but unissued shares of Class B Common Stock for such matters as privately negotiated transactions. We may also use such stock to acquire other businesses or combinations thereof. Any such issuance of Class B Common Stock (subject to shareholder approval as required by the rules of the New York Stock Exchange [the “NYSE”]) would advance the size of the Company but would decrease the relative equity ownership, and, to a lesser extent, the voting power of our existing shareholders. Although we constantly examine and evaluate acquisitions and financing alternatives, we do not have any current plans to issue Class B Common Stock in connection with any acquisitions or other undertakings. The timing of the Special Meeting is unrelated to the current stock price; instead, the meeting’s occurrence is tied to our previously announced plans for the authorization and initial issuance of the Class B shares.

Biglari Holdings wants to continue to attract only those shareholders who understand our modus operandi and thus would become long-term partners. To attain the double goal of attracting long-term owners and gaining the ability to issue a low-priced stock, we think it is absolutely essential to create a binary class structure. The higher priced Class A stock would appeal to those interested in long-term shareholder participation, whereas the lower priced Class B stock would facilitate stock-for-stock transactions. A stock-for-stock acquisition involving the current class of stock would dilute current shareholders pari passu with economic ownership. Accordingly, we value the shareholder base we currently have because these stockholders purchased their stock and bought into Biglari Holdings’ modus operandi. The intentionality inherent in a stock purchase is nonexistent in a stock-for-stock transaction because such shareholders would be inherited. Thus, we do not want materially to dilute the voting power of our current shareholder base in a stock-for-stock transaction. The ability to maintain the current shareholder base is critical for these shareholders who presumably understand and have bought into the existing business model whereas diluting the voting power of the current shareholder base would introduce a risk that those with short-term perspectives could assume a significant position in the stock and thereby undermine our long-term plans. We believe we have a different view of our situation versus that of most other publicly traded companies. We feel certain that founders and entrepreneurs ought to possess a dual class structure whereas traditional firms should not possess one. The Board believes that it makes sense for entrepreneurial companies to have such a dual class structure.  An ownership problem exists in Corporate America that could foster problems for entrepreneurial, unconventional companies. We do not want to think of someone who would challenge our unconventional structure at a given time when we are seeking to grow value in a substantial way.  So much of the Company’s success rests on our ability to take a long-term view.

We believe Biglari Holdings has performed well because of its ability to emulate the qualities of private companies. The Board of Directors understands that some investors do not favor dual class structures. In fact, some advisory firms believe that a dual class structure will enable us, the insiders, to benefit but not the shareholders as a whole. We fully understand that there have been abuses with dual class structures. We feel that what separates our dual class structure from many others is that we are treating current shareholders akin to founding partners in the business. By issuing a second class of stock, we are guarding against our current shareholders suffering from significant voting power dilution when we issue stock in business transactions. In other words, we are firmly adamant that current shareholders will be better off in the future because they would not suffer voting power dilution pari passu along with economic ownership dilution.

Research Supports the Board’s Position

The Journal of Banking and Finance published an article by Thomas J. Chemmanur and Yawen Jiao, Dual class IPOs: A theoretical analysis. In the article the authors have stated, “In summary, it is by no means clear that, in practice, dual class share structures destroy shareholder value, despite the arguments of corporate governance activists based on existing theoretical analyses implying that one share-one vote is optimal…Our analysis generates several testable predictions, which can be summarized as follows….First, firms operating in industries where a considerable amount of value can be created by ignoring temporary trends…; second, family owned firms and firms run by founder entrepreneurs, who tend to have high reputation in managing the firm….In particular, it predicts that dual class IPO firms are likely to outperform single class IPO firms if the reputation of the incumbent is high and the firm is operating in an industry where the difference in intrinsic values between the projects with high and low near-term uncertainty is large.” Because Biglari Holdings is already a public company, the proposal for a dual class structure impacts all current shareholders equally without differential treatment to the insiders of the Company. We are convinced that a dual class structure would be accretive to the intrinsic value of the Company.

When we first proposed the dual class structure, Institutional Shareholder Services (“ISS”) issued a report that identified their issues as well as the benefits of the structure. However, many of their concerns are hypotheticals that we did not address but can now fully do so in the current proxy statement:

Hypothetical:

“There is, however, at least one mechanism unique to the proposed dual-class structure by which Mr. Biglari could increase his voting power without shareholder approval. For instance, the proposal provides that the board may resolve to pay stock dividends of one class to holders of the other class (as with the resolution to pay the initial dividend of 10 Class B shares on each Class A share). If Mr. Biglari were to purchase a large number of low-voting Class B shares and the board approved a dividend of high-voting Class A shares for Class B holders, Mr. Biglari could benefit disproportionately. Although Mr. Biglari would not use this method alone to achieve an effective control stake, it is conceivable that it could be used in conjunction with other transactions to achieve such a stake.”

Clarification:

The Board of Directors will never issue a dividend of Class A shares to Class B holders. (We have placed such a provision in the Amendment.) Nevertheless, such maneuvers would be counter to the ethos of the Corporation and its treatment of its stockholders.

Hypothetical:

“A separate question relates to whether shareholders of acquisition targets would readily accept low-voting Class B shares in a stock-for-stock transaction, or whether they would demand a premium in order to take on such shares. Accordingly, there could be a risk that Biglari Holdings would be forced to overpay in order to issue Class B shares in an acquisition.”

Clarification:

Many examples of companies with dual class structures exist, including those that issue their low voting stock in a stock transaction. We hold the firm belief that our lower voting stock would be acceptable. However, we would issue shares only if we believed that we would receive more value than we would give up.

ISS acknowledges important features favorable to all shareholders:

 “In fact, an argument can be made that unaffiliated shareholders will be placed in a slightly stronger position immediately after the proposed restructuring than their current position. The proposed reduction in Class A shares and the special dividend of Class B shares reduces the potential dilution of unaffiliated shareholders’ voting power in the short run. Unaffiliated shareholders would hold 53.9 percent of the company’s authorized voting power immediately after the creation of the dual-class structure and the completion of the special dividend, up from 48.6 percent currently. In other words, CEO Sardar Biglari would no longer be able to obtain majority control of the company, even if he acquired every unissued share of stock, without purchasing shares from unaffiliated shareholders.”

“The company has designed the proposal such that, in the short term, all shareholders are on equal footing. There are other positive aspects of the proposal, including: a reduction in the number of authorized Class A shares such that the potential voting power dilution of unaffiliated shareholders’ position is reduced; the significant initial dividend of Class B shares with no trading restrictions; the lack of convertibility between the two classes; and the lack of dividend/distribution priority between the two classes. In addition, the NYSE, which examines whether a proposed recapitalization could disenfranchise current public holders of the company's stock, has approved Biglari Holdings' proposal.”

We have addressed ISS’ concerns and provided compelling reasons for a dual class structure.  We have taken steps to address its hypotheticals in order to disabuse any wrongful notions about our proposed structure while providing shareholders with relevant facts. In our view, a shareholder will have more value from enjoying the flexibility of a dual class structure.  Institutional policies against dual class structures, in our view, do not adequately take into account the merits of such a structure for entrepreneurial companies such as Biglari Holdings.

In the final analysis, our proposal on a dual class structure is nonstandard because current shareholders are not going to be diluted in economic or voting power the day after the recapitalization. The current owners will have a voice proportionate to their economic holdings. However, the passing of the proposal would enhance current shareholders’ collective position vis-à-vis future shareholders should the Company be able to issue low-vote stock.

We also are convinced that the Class B Common Stock, once circulated, will provide more choice and adaptability to our existing and potential investors. Given that each share of Class B Common Stock is the economic equivalent of 1/5th of a share of Class A Common Stock, we expect that the Class B shares will trade at a correspondingly lower price than will the Class A shares, the closing price for which was $[______] on [__________], 2012, the last full trading day before the date of this proxy statement. Because of the lower expected trading price and the greater volume of shares available for trading (as a result of the initial dividend of the Class B shares), we expect, although we cannot guarantee the premise, that a more liquid market will develop for the Class B Common Stock than currently exists for the Class A Common Stock. As an equity security, the Class B Common Stock clearly would participate in any future growth the Corporation may experience. Our Class A Common Stock is listed on the NYSE, and, subject to shareholder approval of the Amendment and based on our communications to date with the NYSE, we expect the Class B Common Stock also to be listed on the NYSE.

Shares of the Class B Common Stock would entitle holders to attributes of the Class A stock, such as the power to vote on matters put to Biglari Holdings’ shareholders, the right to receive Biglari Holdings’ annual report and other shareholder communications, and the prerogative of attending meetings of BH’s shareholders. In addition, Biglari Holdings does not postulate that the proposed Amendment will have an anti-takeover effect. If the proposed Amendment is approved, the authorized number of Class A shares (one vote per share) will be reduced by 500,000. In addition, 48,000,000 shares of Class B Common Stock (1/100th of one vote per share) would be authorized, with circa, 14,000,000 shares to be issued in the proposed stock dividend. The approximate remaining authorized shares of 34,000,000 Class B Common Stock would carry a total of 340,000 votes, resulting in a net decrease of 160,000 votes with respect to Biglari Holdings’ authorized but unissued shares. See “Summary of the Amendment” for further information on the relative powers, rights, and qualifications of the Class A Common Stock and Class B Common Stock.

The following is a summary of the material terms of the Amendment. This précis is qualified in its entirety by reference to the complete text of the Amendment, which is attached to this proxy statement as Exhibit A. Shareholders are strongly urged to read the entire text of the Amendment.

Summary of the Amendment

Number and Classes of Shares. Our authorized capital stock is currently 12,500,000 shares, consisting of 2,500,000 shares of Common Stock, of which [__________] shares were outstanding as of the Record Date, along with 10,000,000 shares of Preferred Stock, none of which are outstanding. If it is passed, the amendment modifies our capitalization so that, upon filing the Amendment with the Secretary of State of the State of Indiana, our authorized capital stock will total 60,000,000 shares, consisting of 2,000,000 shares of Class A Common Stock, 48,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock.

Dividends and Distributions. Each share of Class B Common Stock will have the right to receive one-fifth (1/5th) of the amount of any dividend or other distribution (including liquidating distributions) per share declared on shares of the Class A Common Stock, payable in the same form and at the same time as dividends or distributions with respect to the Class A Common Stock. However, dividends or distributions payable in stock of the Corporation will be payable to holders of Class A shares in Class A shares and to holders of Class B shares in Class B shares, unless otherwise specifically designated by resolution of the Board (e.g., a stock dividend that we may determine to undertake to implement the initial issuance of the Class B shares), except that under no circumstance may Class A shares be issued as a dividend on the Class B shares.  Shareholders should note that we have not paid a cash dividend on our Common Stock in the last two fiscal years and have no present intention of doing so in the future.

Voting. Each share of our Class A Common Stock will continue to be entitled to one vote per share and each share of our Class B Common Stock will be entitled to one-one-hundredth (1/100th) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Common Stock and Class B Common Stock will vote together as one class on all matters except as otherwise required by applicable law. Neither the holders of Class A Common Stock nor Class B Common Stock will be entitled to cumulative voting rights related to the election of directors, which means that the holders of a majority of the aggregate voting power of the shares voted can elect all of the directors then standing for election.

Conversion. Neither the Class A Common Stock nor the Class B Common Stock will be convertible into the other or into any other security of the Corporation.

Preemptive or Similar Rights. Neither the Class A Common Stock nor the Class B Common Stock will carry any preemptive rights, redemption, or sinking fund provisions.

Effectiveness. The Amendment will become effective upon its filing with the Secretary of State of the State of Indiana after approval by our shareholders. Upon the filing of the Amendment with the Indiana Secretary of State, each outstanding share of Common Stock and each share of Common Stock we hold as treasury shares will be reclassified as and changed into one share of Class A Common Stock. Shareholders do not need to, and in fact are requested not to, submit their certificates representing Common Stock for reissuance as Class A Common Stock. Outstanding certificates representative of shares of Common Stock will be deemed as representing Class A Common Stock following the effective date of the Amendment, assuming shareholder approval. Certificates of Class A Common Stock will be issued in the normal course as transfers occur. The Amendment also eliminates the designation of our Series A Preferred Stock created in connection with our shareholder rights plan, which has expired.

There may be some delay between the Special Meeting and the filing and effectiveness of the Amendment, assuming that it is sanctioned. We will notify shareholders at the Special Meeting or by subsequent communication of the exact time when the Amendment becomes effective and the present Common Stock becomes the Class A Common Stock.

Trading in Class B Common Stock

For the purpose of creating an initial, timely supply of Class B shares, we currently intend to issue the Class B shares through a pro rata dividend on the Class A shares at a rate of ten (10) Class B shares for each Class A share outstanding, although there can be no assurance of the timing of any such dividend. By way of example, if you own 100 shares of the Company’s stock as of the record date for the dividend, you would get 1,000 shares of Class B stock (and would also continue to own the 100 shares of Class A stock). We fully expect that the total value of your position would not change; rather, it would be divided between two classes of stock.

Each Class B share is the economic equivalent of 1/5th of a Class A share. The market price of shares of the Class A Common Stock and Class B Common Stock, when issued, will depend on many factors, including, among others, our future performance, general market conditions, market activity in the Class A and Class B shares, and other pertinent factors. Accordingly, we cannot predict the market prices at which the Class A Common Stock and the Class B Common Stock, when issued, will trade following the adoption of the Amendment. We have designed the stocks so that the two classes are able to maintain an appropriate relationship between the market prices of each. Market factors can negatively influence this relationship, which in turn could impact the future prospect of issuing the Class B Common Stock.

Following the redesignation of our existing Common Stock as Class A Common Stock, the Class A Common Stock is expected to continue to be listed on the NYSE. After its initial issuance, the Class B Common Stock is also expected to be listed on the NYSE.

Shareholders should note that the proposed issuance of Class B shares in the form of a stock dividend will not mean that a shareholder of the Company will be diluted, nor will his or her voting power be minimized. After all, the dividend will accrue to existing shareholders as of the record date, and all shareholders will be treated equally. Therefore, the recapitalization by itself cannot diminish a current shareholder’s relative ownership or voting power. Furthermore, the issuance of new Class B shares in the form of a stock dividend will not result in any diminution of the intrinsic value of the Company. However, future issuances of Class B Common Stock in connection with a transaction will decrease the relative equity ownership and, to a lesser extent, voting power of our existing shareholders.

Certain Federal Income Tax Consequences

The following is a summary of certain U.S. Federal income tax consequences to shareholders of the redesignation of our existing Common Stock as Class A Common Stock and the proposed issuance of Class B shares in the form of a stock dividend. We have been advised that, in general, for federal income tax purposes, neither the redesignation of the existing Common Stock into Class A Common Stock nor the proposed stock dividend of Class B Common Stock will be taxable to a shareholder of the Company. We have also been advised that, generally, a shareholder’s cost or other basis of the shares of existing Common Stock he or she holds on the date of the proposed stock dividend of Class B Common Stock will be apportioned between the redesignated Class A Common Stock and the Class B Common Stock issued in the proposed stock dividend in proportion to the fair market value of the shares of each class of stock on the date of the dividend. If a shareholder’s shares of existing Common Stock were held as capital assets immediately before the effectiveness of the Amendment, we have been advised that the holding period for each share of Class A Common Stock and Class B Common Stock will generally include such shareholder’s holding period for the share of existing Common Stock into which such Class A Common Stock is redesignated and with respect to which such Class B Common Stock is distributed. Gain or loss would be recognized, however, on the subsequent sale of shares of Class A Common Stock and shares of Class B Common Stock. Shareholders are urged to seek the advice of their tax advisors on these matters and on state and foreign income tax matters based on the shareholder’s particular circumstances.

Vote Required

If a quorum of shareholders is present, approval of the Amendment will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

Our Board unanimously recommends that shareholders vote FOR the adoption of the Amendment.  Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of [___________], 2012 the number and percentage of outstanding shares of our Common Stock beneficially owned by each person or entity known to be the beneficial owner of more than 5% of our Common Stock:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sardar Biglari 17802 IH 10 West, Suite 400 San Antonio, Texas 78257	221,777	(1)	15.5
GAMCO Investors, Inc. One Corporate Center Rye, New York 10580-1435	145,620	(2)	10.2
Kovitz Investment Group, LLC 115 S. LaSalle St., 27th Floor Chicago, IL 60603	106,226	(3)	7.4
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	103,700	(4)	7.2
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	90,035	(5)	6.3
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	78,597	(6)	5.5

1)
This information was obtained from a Schedule 13D/A filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2010 by The Lion Fund, L.P. (the “Lion Fund”), Biglari Capital Corp., Western Sizzlin Corporation, Western Acquisitions L.P. (“Western Acquisitions”), Western Investments Inc., Sardar Biglari, Philip L. Cooley, the Steak n Shake 401(k) Savings Plan (the “401(k) Plan”) and the Steak n Shake Non-Qualified Savings Plan (the “Deferred Compensation Plan”), and the last Form 4 filed with the Commission by certain of the foregoing persons.  By virtue of his relationships with the other reporting persons discussed in the Schedule 13D/A, Mr. Biglari may be deemed to have the sole power to vote and dispose of the shares beneficially owned by the reporting persons, other than the shares held under each of the 401(k) Plan and the Deferred Compensation Plan and the shares beneficially owned by Dr. Cooley.  Mr. Biglari has sole power to direct the voting of the shares held under each of the 401(k) Plan and the Deferred Compensation Plan.  Mr. Biglari shares with Dr. Cooley the power to vote and dispose of the shares beneficially owned by Dr. Cooley.  Mr. Biglari disclaims beneficial ownership of the shares that he does not directly own.

2)	This information was obtained from a Schedule 13D/A filed with the SEC on June 11, 2012.

3)	This information was obtained from a Form 13F filed with the SEC on August 15, 2012.

4)	This information was obtained from a Schedule 13G/A filed with the SEC on February 13, 2012.

5)	This information was obtained from a Schedule 13G/A filed with the SEC on February 14, 2012.

6)	This information was obtained from a Schedule 13G/A filed with the SEC on February 9, 2012.

The following table shows the total number of shares of our Common Stock beneficially owned as of [___________], 2012 and the percentage of outstanding shares for (i) each director, (ii) each Named Executive Officer identified as such in the Corporation’s proxy statement with respect to its annual meeting of shareholders filed with the Commission on March 16, 2012, and (iii) all directors and executive officers, as a group:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sardar Biglari	221,777	(1)	15.5
Philip L. Cooley	4,952	(2)	*
Duane E. Geiger	3,031	(3)	*
Kenneth R. Cooper	120		*
William L. Johnson	100		*
James P. Mastrian	—		—
Ruth J. Person	357		*
All directors and executive officers as a group (7 persons)	225,207	(4)	15.7
*           Less than 1%

1)
Includes 10,073 shares owned directly by Mr. Biglari, 203,357 shares owned directly by the Lion Fund, 2,386 shares owned directly by Western Acquisitions, 888 shares held under the 401(k) Plan, 121 shares held under the Deferred Compensation Plan and 4,952 shares beneficially owned by Dr. Cooley.  See footnote 1 above.

2)	Includes 550 shares owned by Dr. Cooley’s spouse. Dr. Cooley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

3)	Includes 1,560 shares that may be acquired pursuant to stock options, 127 shares held under the 401(k) Plan and 51 shares held under the Deferred Compensation Plan.

4)	Includes 1,560 shares that may be acquired pursuant to stock options.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions.  You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” and similar expressions.  These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition of recent or future developments or events;

•	statements relating to our capital raising activities, business and growth strategies; and

•	any other statements, projections or assumptions that are not historical facts.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.  We discuss these and other uncertainties in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 28, 2011.  We undertake no obligation to update publicly any of these statements in light of future events.

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the Corporation’s 2013 annual meeting of shareholders must be received by the Corporation by November 9, 2012.  The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Commission under the Exchange Act.  It is suggested the proposal be submitted by certified mail – return receipt requested.  The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

As of the date of this proxy statement, our Board does not know of any matter that will be presented for consideration at the Special Meeting other than as described in this proxy statement.  As to other business that may properly come before the Special Meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his best judgment.

By Order of the Board

/s/ Sardar Biglari

SARDAR BIGLARI,
Chairman and Chief Executive Officer

San Antonio, Texas
[_____________], 2012

Exhibit A

ARTICLE V
OF THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BIGLARI HOLDINGS INC.,
AS PROPOSED TO BE REVISED BY AMENDMENT

ARTICLE V

SHARES

Section 1               Number and Classes.  The total number of shares of all classes of stock that the Corporation is authorized to issue is 60,000,000, of which 2,000,000 shares shall be Class A Common Stock, 48,000,000 shares shall be Class B Common Stock and 10,000,000 shares shall be Preferred Stock.  The Class A Common Stock and the Class B Common Stock shall sometimes hereinafter be referred to collectively as the “Common Stock.”

Section 2               Relative Rights, Preferences, Limitations and Restrictions of Shares.

(a)           Common Stock.  The powers, preferences, and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows.

                                                (i)          Issuance; Payment and Assessability.  The shares of Class A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than the stated value thereof, as may be fixed from time to time by the Board of Directors of the Corporation.  Any and all shares of Class A Common Stock and Class B Common Stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

                                                (ii)         Dividends; Distributions; Stock Splits.  Holders of Class A Common Stock shall be entitled to such dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the Board of Directors of the Corporation out of assets or funds of the Corporation legally available therefor.  Holders of Class B Common Stock shall be entitled to dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split), or by any other means, equal to one-fifth (1/5th) of the amount per share declared by the Board of Directors of the Corporation for each share of Class A Common Stock, and such dividends or distributions with respect to the Class B Common Stock shall be paid in the same form and at the same time as dividends or distributions with respect to the Class A Common Stock; provided, however, that, in the event of a stock split or stock dividend, holders of Class A Common Stock shall receive shares of Class A Common Stock and holders of Class B Common Stock shall receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Board of Directors, except that the Board of Directors may not provide for holders of Class B Common Stock to receive shares of Class A Common Stock in the event of a stock split or stock dividend.

                                               (iii)         Voting.  Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock standing in his name on the books of the Corporation.  Each holder of Class B Common Stock shall be entitled to one-one-hundredth (1/100th) of one vote for each share of Class B Common Stock standing in his name on the books of the Corporation.  Unless otherwise required by applicable law or stock exchange regulation, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.

At the effective time of the amendment to the Amended and Restated Articles of Incorporation of the Corporation first authorizing the issuance by the Corporation of shares of Class A Common Stock and Class B Common Stock, each share of common stock of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to such effective time shall be reclassified as and changed into one share of Class A Common Stock of the Corporation.

(b)           Preferred Stock.  The Board of Directors may create one or more series of Preferred Stock and may determine, in whole or in part, the preferences, limitations, restrictions and relative voting and other rights of each series of Preferred Stock before the issuance of shares of that series.

BIGLARI HOLDINGS INC. 17802 IH 10 WEST SUITE 400 SAN ANTONIO, TX 78257
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1	1 of 2

CONTROL # →	000000000000

NAME
THE COMPANY NAME INC. - COMMON
THE COMPANY NAME INC. - CLASS A
THE COMPANY NAME INC. - CLASS B
THE COMPANY NAME INC. - CLASS C
THE COMPANY NAME INC. - CLASS D
THE COMPANY NAME INC. - CLASS E
THE COMPANY NAME INC. - CLASS F
THE COMPANY NAME INC. - 401 K

SHARES Page	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 1 of 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposal 1 below:	For	Against	Abstain

1
To amend the Corporation’s Amended and Restated Articles of Incorporation in order to (a) increase the total number of shares of all classes of stock that the Corporation is authorized to issue from the current 12,500,000 shares to 60,000,000; (b) redesignate the Corporation’s existing common stock, stated value $0.50 per share, as Class A Common Stock and reduce the authorized number of shares of the redesignated Class A Common Stock from 2,500,000 to 2,000,000; and (c) authorize 48,000,000 shares of a new Class B Common Stock, each share of which would have economic rights equivalent to one-fifth (1/5th) of a share of Class A Common Stock, and would have one-one-hundredth (1/100th) of the vote of a share of Class A Common Stock.
	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

BIGLARI HOLDINGS INC.

You must present this admission ticket in order to gain admittance to the special meeting of the shareholders of Biglari Holdings Inc. (the “Special Meeting”) to be held at [_______________], on November 2, 2012, at 2:00 p.m., Central Daylight Time, or at any adjournment or postponement thereof.  This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you must bring with you a statement, legal proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy
Statement are available at www.biglariholdings.com/specialmeeting.

SPECIAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned appoints Sardar Biglari the proxy of the undersigned with full power of substitution, to vote all shares of common stock of Biglari Holdings Inc. (the “Corporation”), which the undersigned is entitled to vote at the special meeting of the shareholders of the Corporation (the “Special Meeting”) to be held at [_______________], on November 2, 2012, at 2:00 p.m., Central Daylight Time, or at any adjournment or postponement thereof, as indicated on the reverse side on Proposal 1 and as said proxy may determine in the exercise of his best judgment on any other matters which may properly come before the Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Your vote is important. If you do not expect to attend the Special Meeting or if you plan to attend but wish to vote by proxy, please sign, date and mail this proxy. A return envelope is provided for this purpose.

Continued and to be signed on reverse side